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                                                                    EXHIBIT 10.1


                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") is entered into as of June 30, 1997 ("Effective Date"), between RORER PHARMACEUTICAL PRODUCTS INC., a Delaware corporation with its principal office at 3711 Kennett Pike, Suite 200, Greenville, Delaware 19807 ("RPPI") and WATSON LABORATORIES, INC., a Nevada corporation with its principal office at 311 Bonnie Circle, Corona, California 91720 ("Watson").

                                R E C I T A L S:

         WHEREAS, Watson and RPPI desire to enter into a transaction pursuant to which, among other things: (i) RPPI will grant to Watson an exclusive license of all of its rights throughout the Territory (as defined below) to market, advertise, promote, sell and distribute the Royalty-Bearing Products (as defined below); (ii) RPPI's Affiliate (as defined below) Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPRPI") will sell to Watson, and Watson will purchase from RPPI and RPRPI, certain inventory of and other assets related to the Product; (iii) RPRPI will manufacture and supply the Product to Watson; and (iv) RPPI will grant to Watson certain option rights with respect to RPPI's right, title and interest to the Royalty-Bearing Products in the Territory, all on the terms and conditions contained in this Agreement, the Manufacturing Agreement (as defined below) and an Inventory Purchase Agreement (as below defined), of even date herewith, between the parties;

         NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

         1.1 Definitions. As used herein, the following terms shall have the meanings ascribed to them below:

         "Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under such Act.

         "Affiliate" shall mean, when used with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with the subject Person; provided, however, that with respect to RPPI, only Rhone-Poulenc Rorer Inc. ("RPR") and Persons directly or indirectly controlled by RPR shall be an Affiliate of RPPI for any provision of this Agreement, or any of the Agreements contemplated hereby. For purposes of this Agreement, "control" means the direct or indirect ownership of over 50% of the outstanding voting securities of a Person, or the right to receive over 50% of the profits or earnings of a Person.


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         "Bankruptcy Event" shall mean the Person in question becomes insolvent, or a receiver or custodian is appointed for such Person, or voluntary or involuntary proceedings by or against such Person are instituted in bankruptcy or under any insolvency law, or proceedings are instituted by or against such Person for corporate reorganization or the dissolution of such Person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such Person makes an assignment for the benefit of its creditors, or substantially all of the assets of such Person are seized or attached and not released within sixty (60) days thereafter.

         "Branded Versions" shall mean any and all versions of the Product and any and all reformulations and Improvements thereon, and any bioequivalents thereof, sold or transferred under the Licensed Trademark and/or any other registered or unregistered trademark and any and all other products sold or transferred under the License Trademark.

         "Change of Control" shall mean (i) the direct or indirect, sale, lease or other transfer of all or substantially all of the assets of a Person in one or more transactions to any other Person or group of Persons acting in concert as a partnership or other group (a "Group of Persons") other than an Affiliate of such Person, and (ii) a Person or Group of Persons shall, as a result of a merger or consolidation, tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner in one or more transactions, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, of securities of a Person or the entity surviving the merger or consolidation representing 50% or more of the combined voting power of the then outstanding securities of the Person in question ordinarily having the right to vote in the election of directors.

         "Consent Agreement" shall mean that certain Consent Agreement, dated as of even date herewith, between Jago Research AG, Watson, Circa Pharmaceuticals, Inc. and RPR.

         "FDA" shall mean the Food and Drug Administration of the United States Department of Health and Human Services, or any successor agency thereto.

         "FDA Standards" shall mean the Act, the establishment license requirements and the Current Good Manufacturing Practice regulations of the FDA applicable to the Royalty-Bearing Products in question or, with respect to the Royalty-Bearing Products, any manufacturing facility at which such Royalty-Bearing Products are manufactured by or for RPPI, and all relevant guidelines of the FDA.

         "Generic Versions" shall mean any and all versions of the Product and any and all reformulations and Improvements thereon, and any bioequivalents thereof, sold or transferred without a trademark.

         "Improvement" to a Royalty-Bearing Product shall mean any and all inventions, discoveries, developments, modifications and improvements, whether or not patented or patentable, relating to such Royalty-Bearing Product; provided, however, that such


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Improvements must relate to any pharmaceutical preparation or formulation consisting of diltiazem formulated for extended release using the delivery technology licensed under the Jago License Agreement.

         "Jago License Agreement" shall mean that certain Diltiazem SR Development and License Agreement, dated August 10, 1988, between RPR (formerly known as Rorer Group Inc.) and Jago Research AG, as amended.

         "Licensed Trademark" means RPPI's Dilacor XR(R) trademark, including all goodwill associated therewith; provided, however, in no event shall the term "Licensed Trademark" be deemed to include the trade dress used by RPRPI or any of its Affiliates with respect to the Product.

         "Manufacturing Agreement" means that certain Manufacturing and Supply Agreement, dated as of even date herewith, between Watson and RPRPI.

         "Net Sales" shall mean, with respect to the Royalty-Bearing Products, the gross amount invoiced on or in connection with the sale or other transfer of Royalty-Bearing Products by Watson or its Affiliates or sublicensees appointed by Watson to an un-Affiliated third party (other than a sale or transfer by Watson or its Affiliates to a Watson sublicensee), (A) after subtracting all applicable, bona fide trade and cash discounts, volume discounts and rebates, to the extent actually paid, allowed or incurred on such sales or transfers, and
(B) taking into account all bona fide refunds and returns of such Royalty-Bearing Product in the ordinary course of business.

         "Person" shall mean any corporation, partnership, joint venture, other entity or natural person.

         "Product" shall mean the pharmaceutical preparation consisting of diltiazem formulated for extended release using the delivery technology licensed under the Jago License Agreement and currently marketed by RPRPI in the United States of America under the Licensed Trademark.

         "Regulatory Approval" shall mean, with respect to any country in the Territory, filing for and receipt of all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all final Royalty-Bearing Product labeling and all other data and documents of any nature contained therein) required for the marketing and sale of any Royalty-Bearing Product for the indication for which it is being marketed in such country.

         "Reserved Countries" shall mean New Zealand, the Republic of Korea and North Korea.

         "Royalty-Bearing Products" shall mean any and all Branded Versions and Generic Versions.

         "Territory" shall mean the entire world, excluding the Reserved Countries.


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                                   ARTICLE II

                        Marketing and Distribution Rights

     2.1  Right to Market, Distribute and Sell the Royalty-Bearing Products.

     (a) Subject to the terms and conditions of this Agreement, RPPI hereby grants to Watson, during the term of this Agreement, the exclusive license to all of RPPI's and its Affiliates' rights to market, advertise, promote, distribute and sell the Royalty-Bearing Products throughout the Territory. Watson accepts such license and agrees to use commercially reasonable efforts to market, advertise, promote, distribute and sell the Royalty-Bearing Products in the United States of America, and such other countries in the Territory as Watson determines from time to time, all in accordance with the terms of this Agreement.

     (b) Subject to the terms and conditions of this Agreement, RPPI hereby grants to Watson, and Watson hereby accepts, an exclusive right and license, with the right to grant sublicenses on terms subject to and consistent with this Agreement, all of RPPI's and its Affiliates' rights to use the Licensed Trademark during the term of this Agreement in connection with the marketing, advertising, promotion, distribution and sale of the Royalty-Bearing Products throughout the Territory. During the term of this Agreement, except to the extent necessary to perform its obligations under this Agreement and the Manufacturing Agreement or in connection with the exercise of its rights with respect to the Royalty-Bearing Products and/or the Licensed Trademark outside the Territory, RPPI shall not use the Licensed Trademark or grant to any other Person any rights to use the Licensed Trademark in the Territory. During the term of this Agreement, Watson shall not use the Licensed Trademark or authorize any of its sublicensees to use the Licensed Trademark for any purpose other than in connection with the marketing, advertising, promotion, distribution and sale of the Royalty-Bearing Products throughout the Territory and in making reports to its shareholders, the Securities & Exchange Commission or any other government entities.

     (c) Nothing in this Agreement shall impair or limit the right and ability of RPPI or any Affiliate of RPPI to make or have made Branded Versions and/or Generic Versions within the Territory and to sell or transfer such products to Affiliate(s) and/or un-Affiliated third parties for marketing, distribution, sale or use in the Reserved Countries. Notwithstanding anything contained herein to the contrary, RPRPI shall have the right, but not the obligation, during the third calendar quarter of 1997 to continue to detail and promote the Product to cardiologists in the United States through the distribution of Product samples and promotional and other materials retained by Seller pursuant to Sections 2.2(a) and 2.2(d) respectively of the Inventory Purchase Agreement, dated of even date herewith, between RPRPI and Watson.

     (d) Subject to compliance with the terms of this Agreement and the Jago License Agreement, Watson shall have the right to grant one or more Persons exclusive or non-exclusive marketing, sales, sales agency and/or distribution rights, with respect to any rights conferred upon Watson under this Agreement, for one or more countries within the Territory, without the necessity of obtaining the prior written consent of RPPI.


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     (e) Watson shall not use the Licensed Trademark outside the Territory, nor shall it sell the Royalty-Bearing Products to any Person (other than RPPI or its Affiliates) that Watson knows or has reason to know, or believes, will sell such Royalty-Bearing Product outside the Territory, either during the term of this Agreement or after the expiration or termination hereof, notwithstanding Watson's exercise of the Purchase Option, as hereinafter defined.

     (f) The granting of the licenses set forth by this Section 2.1 is conditioned upon Watson's timely payment of the amounts set forth in Sections 2.2(a)(i) and 2.5(a).

     2.2  Annual Licensing Fees

     (a) In consideration of the rights granted Watson under this Agreement, Watson shall pay to RPPI, as specified below and by wire transfer to an account specified in writing by RPPI, a licensing fee with respect to each calendar year or portion thereof during the term of this Agreement in the amount and on the date indicated below:

         (i) With respect to the second half of calendar year 1997, the sum of Forty Million Dollars ($40,000,000), due July 1, 1997;

         (ii) With respect to calendar year 1998, the sum of Forty-Five Million Dollars ($45,000,000), due within ten (10) business days after January 1, 1998;

         (iii) With respect to calendar year 1999, the sum of Thirty Million Dollars ($30,000,000), due within ten (10) business days after January 1, 1999;

         (iv) With respect to calendar year 2000, the sum of Fifteen Million Dollars ($15,000,000), due within ten (10) business days after January 1, 2000; and

         (v) With respect to calendar year 2001, the sum of Five Million Dollars ($5,000,000), due within ten (10) business days after January 1, 2001.

     2.3  Royalties

     (a) In further consideration of the rights granted to Watson under this Agreement, Watson shall pay to RPPI the following royalties on Net Sales of Royalty-Bearing Products in the Territory ("Royalties"):

         (i) in respect of Net Sales resulting from sales or transfers of a Branded Version, a Royalty of five percent (5.0%) of Net Sales attributable to such Royalty-Bearing Product shall be paid by Watson to RPPI; provided, however, such Royalty shall be two percent (2.0%) of the Net Sales attributable to any specific Branded Version sold or transferred in a specific country (other than the United States of America) if (A) at least one extended release, once-a-day diltiazem product labeled for cardiovascular indications is being sold by a third party competitor in that country at the time such


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Branded Version is initially launched for sale in that country, and (B) such
Branded Version is launched with a published list price or governmentally regulated price (or the closest analogous price if both such prices are inapplicable in that country) that is 75.0% or less of the comparable price charged for the substantially equivalent product that is the Market Leader (as defined below) in that country. "Market Leader" means an extended release, once-a-day diltiazem product labeled for cardiovascular indications with the largest annual sales volume in that country, measured in the applicable local currency.

         (ii) in respect of Net Sales resulting from sales or transfers of a Generic Version, a Royalty of two percent (2.0%) of Net Sales attributable to such Royalty-Bearing Product shall be paid by Watson to RPPI .

     (b) Royalties payable in respect of sales outside the United States of America will be payable by Watson to RPPI at its offices in Greenville, Delaware in United States Dollars calculated in accordance with the following exchange rate policies and procedures: Each calendar quarter Watson shall translate Net Sales made in each country outside the United States of America into United States Dollars at the average rate of exchange for the applicable currency for such quarter, based upon daily exchange rate information reported in the Wall Street Journal, New York edition.

     (c) With respect to Royalties owed with respect to sales or transfers in the United States of America, Watson shall deliver to RPPI at its offices in Greenville, Delaware, within forty-five (45) days after the close of each calendar quarter, a written report of Watson's best good faith estimates of Net Sales during such calendar quarter and corresponding estimated Royalties owed, which report shall be accompanied by the estimated Royalties due for such calendar quarter as shown on the report. With respect to Royalties owed with respect to sales or transfers outside of the United States of America, Watson shall deliver to RPPI at its offices in Greenville, Delaware, within sixty (60) days after the close of each calendar quarter a written report of Watson's best good faith estimates of Net Sales during such calendar quarter, the applicable currency conversion rates and corresponding estimated Royalties owed, separately with respect to each country in the Territory, which report shall be accompanied by the estimated Royalties due for such calendar quarter as shown on the report. Each report with respect to a particular calendar quarter shall also contain a reconciliation of the report for the preceding calendar quarter with the final figures for Net Sales as reported on the formal books of Watson and its Affiliates and sublicensees, and any adjustments indicated thereby will be added or subtracted, as the case may be, to or from the current calendar quarter's payment.

     (d) With respect to Royalties payable on sales or transfers outside the United States of America, Watson may deduct and withhold from such payments for or on account of income taxes of RPPI if and as required to comply with applicable local law. In such event, Watson shall timely pay or remit all amounts so withheld to the appropriate taxing authorities on RPPI's behalf and promptly provide RPPI with a written tax receipt for such amount issued by such taxing authority. Watson shall reasonably cooperate with RPPI in lawfully avoiding or mitigating any such requirement and shall obtain for RPPI, at its request, any other documentation, receipt or certificate necessary



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or desirable for RPPI to apply for and/or receive any corresponding tax refund or credit under any applicable tax law or treaty.

     2.4  Records and Audit Rights.

     (a) Watson shall maintain, and cause to be maintained by its Affiliates and other parties to which Watson or its Affiliates may grant marketing, sales and distribution rights under this Agreement, complete and accurate books and records with respect to Net Sales and all related transactions and all Royalties paid or payable by Watson under this Agreement, along with such other reconciliation and other information as may be necessary or desirable to calculate or verify all Net Sales and the consideration paid or payable by Watson under this Agreement.

     (b) Watson and such Affiliates and other parties shall maintain such books and records in accordance with generally accepted accounting principles consistently applied and for a period of three (3) years after the submission of each report required to be submitted by Watson to RPPI under this Agreement; provided, however, that if there is a good faith dispute between the parties continuing at the end of any such three (3) year period with respect to such books or records, then the time period hereunder to maintain such books and records under dispute shall be extended until such time as the dispute is finally resolved.

     (c) RPPI shall have the right itself or through an independent accountant selected by it and acceptable to and approved by Watson (which approval shall not be unreasonably withheld or delayed) to have access to the relevant books and records during reasonable business hours for the purpose of verifying, inspecting or auditing, at the sole expense of RPPI (except as provided for in Section 2.4(d) below), the Net Sales by country and the Royalties provided for in this Agreement for any of the preceding three (3) years, but this right may not be exercised more than once in any calendar year. RPPI shall solicit or receive only information relating to or necessary or desirable to verify or audit the accuracy of the information reported and the payments made or due under this Agreement. Watson shall be entitled to withhold approval of an accountant which RPPI nominates unless the accountant agrees to sign a confidentiality agreement with Watson which shall obligate such accountant to hold the information he receives from Watson in confidence, except for disclosure to RPPI of information necessary to establish the accuracy of the reports and amounts paid or payable to RPPI. Such audit rights shall survive for three (3) years after the expiration or termination of this Agreement.

     (d) Any underpayment determined pursuant to subparagraph (c) above shall be paid within thirty (30) days of the delivery of a detailed written accountants' report to the parties hereto. In the event of any such underpayment of ten percent (10%) or more, Watson shall also at the same time reimburse RPPI for the out-of-pocket costs of the verification, inspection or audit conducted. Any overpayment shall be credited to the next payment due from Watson. If no further payments from Watson will be due then a refund of any such overpayment will be made within sixty (60) days of the audit.


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     (e) The provisions of this Section 2.4 shall survive the expiration or sooner termination of the term of this Agreement.

     2.5  Purchase Option.

     (a) Watson shall have the exclusive right and option described in this
Section 2.5 (the "Purchase Option") to acquire from RPPI, upon the scheduled termination of this Agreement as set forth in Section 5.1 hereof, (i) all of RPPI's rights to market, sell and distribute the Royalty-Bearing Products in the Territory (including the assignment of rights under the Jago License Agreement set forth in the Consent Agreement) and (ii) an exclusive, perpetual license to use the Licensed Trademark in the Territory (collectively, the "Royalty-Bearing Product Rights").

     (b) The purchase price for the Royalty-Bearing Product Rights shall be Fifteen Million Dollars ($15,000,000.00) (the "Rights Purchase Price"). The Rights Purchase Price shall be paid in advance by Watson to RPPI on July 1, 1997, by wire transfer to an account specified in writing by RPPI.

     (c) The Purchase Option shall be conclusively deemed to have been exercised by Watson as of February 1, 2001, unless Watson delivers to RPPI a written notice specifically stating its election not to exercise the Purchase Option; provided, however, that such notice shall be effective solely if it is given between December 1, 2000 and January 31, 2001; and provided further that time is expressly made of the essence for purposes of this Section 2.5(c). After delivery of such a notice timely electing not to exercise the Purchase Option, RPPI shall within thirty (30) days after the scheduled expiration of this Agreement in accordance with Section 5.1 hereof return the Rights Purchase Price to Watson, together with interest accrued thereon at 6.0% per annum.

     (d) In the event Watson exercises or is deemed to have exercised the Purchase Option during the time period set forth in Section 2.5(c) or as provided in Section 2.5(e), then the purchase hereunder of the Royalty-Bearing Product Rights shall be effective as of, and shall occur at 11:59 p.m. on, the scheduled expiration of this Agreement in accordance with Section 5.1 hereof and the parties shall promptly execute such assignments and other documents of conveyance and transfer as may be necessary or appropriate in order to transfer the Royalty-Bearing Product Rights to Watson on and as of that date and time.

     (e) Notwithstanding anything herein to the contrary, in the event of a Change of Control of Watson, RPPI shall have the right within 60 days of such Change of Control of Watson to accelerate the Purchase Option and deem it duly exercised, such right to be exercised by delivery to Watson of a written notice declaring the Purchase Option so accelerated and exercised. In such event any rights hereunder of Watson to elect not to exercise the Purchase Option and receive a refund of the Rights Purchase Price shall terminate.

     (f) Watson shall have the unconditional right during the term of this Agreement to make Improvements to the formulation of any Royalty-Bearing Product.


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All such Improvements created or developed pursuant to the terms hereof, by or on behalf of Watson, during the term of this Agreement shall, as between RPPI and Watson, be the property of Watson, provided, however, that Watson's rights in such Improvements do not include any rights to own or use the underlying formulation separate from the rights granted hereunder. In the event that Watson does not exercise the Purchase Option, Watson shall, upon termination of this Agreement, grant RPPI a nonexclusive, worldwide, perpetual, royalty-free license, with the right to sublicense and assign such rights, in form and substance satisfactory to each of the parties hereto, to use the Improvements and the Research (as hereinafter defined).

     (g) Watson hereby grants to RPPI, for the term of this Agreement, a non-exclusive, royalty-free license, (with the right to sublicense and assign such rights) to use any and all Improvements and Research in connection with the development, manufacture, distribution, marketing, promotion, advertising and sale of Royalty-Bearing Products outside the Territory.

     (h) All marketing, clinical research and similar information and/or data developed by Watson and its Affiliates relating to the Royalty-Bearing Products (the "Research") shall remain the property of Watson or its Affiliates.

                                  ARTICLE III

                          General Terms and Conditions

     3.1  Confidentiality; Press Releases.

     (a) Pursuant to the terms hereof, from time to time during the term of this Agreement, each of Watson and RPPI and/or its respective Affiliates (in such capacity, the "Disclosing Party") have disclosed and will be disclosing to the other party and/or its Affiliates (in such capacity, the "Receiving Party") certain proprietary information, technical data, trade secrets and know-how of the Disclosing Party including, without limitation, know-how, plans, designs, methods, formulations, ingredients, samples, processes, machines, processing and control information, Royalty-Bearing Product performance data, manuals, INDs, NDAs, Regulatory Approvals, the content of any unpublished patent applications, drawings, formulae, devices, structures, models, prototypes, data, test results, photographs, film, techniques, apparatus, tapes, disks, unpublished trademarks, trade names and copyrights, customer lists, supplier lists, operating methods and procedures, marketing, distribution and sales methods and systems, sales figures, projections, finances and other business information. The Receiving Party shall, during the term of this Agreement, and for seven (7) years after the expiration or sooner termination of the term of this Agreement, make no use of such confidential information except to advance the purposes of this Agreement and of the agreements contemplated herein or therein or executed concurrently herewith in accordance with their provisions, and shall use the same efforts to keep secret and prevent the disclosure of such confidential information to third parties as it would use with respect to its own confidential information. Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the



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rights granted in this Agreement and the transactions contemplated herein. The above restrictions on the use and disclosure of information shall not apply to any information which: (i) is already known to the Receiving Party at the time of disclosure, as demonstrated by competent proof; (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same; (iv) is required to be disclosed pursuant to applicable law, rule or regulation; (v) is required to be disclosed to government regulatory authorities to obtain Regulatory Approval for the Royalty-Bearing Products or to respond to a regulatory or governmental inquiry concerning the Royalty-Bearing Products; or (vi) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential hereunder.

     (b) Notwithstanding this Section 3.1, but still subject to compliance with the terms of the Jago License Agreement, Watson shall be permitted to disclose to its distributors, wholesalers and other direct customers such confidential information relating to the Royalty-Bearing Products as Watson shall reasonably determine to be necessary in order to effectively market and distribute the Royalty-Bearing Products, provided that such entities undertake the substantially same confidentiality obligation as Watson has with respect to RPPI's confidential information.

     (c) Except as may be required by applicable laws, rules or regulations, neither party will originate any publicity, press or news release, or other public announcement, written or oral, whether to the public press or otherwise, relating to this Agreement and the other agreements contemplated hereby or thereby or executed concurrently therewith, the transactions contemplated hereby or thereby, or to the existence of an arrangement between the parties, without the prior written approval of the other party. In the event disclosure of this Agreement, any of the agreements referred to herein or therein, any of the terms and conditions of this Agreement or such agreements, or any of the transactions contemplated by this Agreement or such agreements, is required by applicable law, rules or regulations, then the party required to so disclose such information shall, to the extent possible, provide to the other party for its prior approval (such approval not to be unreasonably withheld or delayed) a written copy of such public announcement. When practicable, the disclosing party will provide such copy to the other party at least three (3) business days prior to disclosure.

     (d) Except as otherwise provided herein, neither party shall use the name of the other for marketing, advertising or promotional claims without the prior written consent of the other party.

     (e) The provisions of this Section 3.1 shall survive the expiration or sooner termination of this Agreement.


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     3.2  Noncompetition.

     (a) RPPI acknowledges and agrees that Watson's business will be conducted throughout the Territory and that Watson would be irreparably damaged if RPPI were to provide Royalty-Bearing Products, rights or services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to Watson to enter into this Agreement, RPPI agrees, subject to Section 2.1(c), that during the term of this Agreement and, assuming the Purchase Option set forth in Section 2.5 is exercised or deemed exercised by Watson, for two (2) years thereafter, RPPI shall not, and will cause each of its Affiliates not to, directly or indirectly, without the prior written consent of Watson and except as necessary to perform its obligations under this Agreement and the Manufacturing Agreement: (i) in the U.S.A. produce, supply, market, distribute or sell any pharmaceutical product containing diltiazem that competes with the Product, or acquire, own or maintain an interest in any Person that in the U.S.A., directly or indirectly, produces, supplies, markets, distributes or sells any such pharmaceutical product, as a direct or indirect proprietor, partner, stockholder, officer, director, principal, agent or trustee; or (ii) outside the U.S.A. but in the Territory, produce, supply, market, distribute or sell the Product or any bioequivalent pharmaceutical product, or acquire, own or maintain an interest in any Person that outside the U.S.A. but in the Territory, directly or indirectly, produces, supplies, markets, distributes or sells the Product or any bioequivalent pharmaceutical product, as a direct or indirect proprietor, partner, stockholder, officer, director, principal, agent or trustee; provided, however, that nothing herein shall in any way limit or restrict RPPI's and its Affiliates' rights to engage in any of such activities, or to acquire any such interest, solely in connection with its exercise of its rights with respect to the Royalty-Bearing Products, or any other product that is covered by this non-competition provision, outside the Territory.

     (b) Watson acknowledges and agrees that RPPI's business will be conducted throughout the Territory in the event that this Agreement terminates without exercise of the Purchase Option and that RPPI would be irreparably damaged if Watson were to provide Royalty-Bearing Products, rights or services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to RPPI to enter into this Agreement, upon the termination or expiration of this Agreement at a time when Watson shall not theretofore have exercised the Purchase Option, and for five (5) years thereafter, Watson shall not, and will cause each of its Affiliates not to, directly or indirectly, produce, supply, market, distribute or sell the Product or any bioequivalent pharmaceutical product anywhere in the world or acquire, own or maintain any interest in any Person that anywhere in the world, directly or indirectly, produces, supplies, markets, distributes or sells the Product or any bioequivalent pharmaceutical product, as a direct or indirect proprietor, partner, stockholder, officer, director, principal, agent or trustee.

     (c) RPPI or Watson (as the case may be) will not be considered in breach of
Section 3.2(a) or 3.2(b), as applicable, by reason of an acquisition of a Person if (i) the activity of such Person which would cause such breach in the absence of this provision is not the primary business of such Person; (ii) prior to the closing of such acquisition said party commits in writing to the other party, on terms acceptable to such other party (not to be unreasonably withheld or delayed), to promptly divest itself of the offending assets and/or activity and (iii) such party diligently and reasonably pursues such divestiture and, in the event such divestiture is not completed within twelve
(12) months after the date of such acquisition, such Person thereupon ceases all such activity.

     (d) Each party and its Affiliates recognize that the territorial, time and scope limitations set forth in this Section 3.2 are reasonable and are required for the protection of the other party and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, RPPI and Watson agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. In the event of any breach of Section 3.2(a) or 3.2(b), the time period of the breached covenant shall be extended for the period of such breach.

     (e) Each party specifically recognizes that any breach by it of this
Section 3.2 will cause irreparable injury to the other party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), such party agrees that in the event of any such breach, such other party shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

     (f) The provisions of this Section 3.2 shall survive the expiration or sooner termination of this Agreement.

     3.3  Trademark Rights

     (a) Maintenance

         (i) Watson shall undertake and shall bear all costs of the maintenance of the Licensed Trademark in the Territory; provided, however, that Watson shall not abandon, let lapse or otherwise fail to maintain such Licensed Trademark in any jurisdiction in which it is registered on the Effective Date without the consent of RPPI. In connection with Watson's maintenance of the Licensed Trademark, RPPI shall cooperate with Watson, at Watson's expense, by executing any necessary documents, supplying Watson with specimens and performing other reasonable acts, as requested by Watson in writing from time-to-time.

         (ii) Watson shall not use any variation of the Licensed Trademark, or any new trademark in connection with the Branded Versions in the Territory, without the prior written consent of RPPI, which consent shall not be unreasonably withheld or delayed. In the event RPPI gives its prior written approval for the use of such a variation or new trademark, Watson may apply for a registration of that variation or trademark in the United States Patent and Trademark Office or the trademark office or other appropriate similar office in any foreign jurisdiction in the Territory ("PTO") in the name of RPPI or its designee. If such an application is filed by Watson, upon the receipt by Watson of a serial number for an application from the PTO, the trademark shall become a Licensed Trademark hereunder and be subject to the terms of this Agreement. All costs of filing and prosecuting any such application and maintaining any registration resulting therefrom shall be paid by Watson. No additional licensing fees shall be owed Watson for the use by Watson of such variations or new trademarks referred to herein.

         (iii) In foreign jurisdictions in the Territory where registered user agreements apply, the parties will promptly execute and file with the appropriate authority all required instruments or agreements relating to this Agreement and the Licensed Trademark.

     (b) Infringement or Other Actions.

         (i) If either party shall become aware of any infringement or threatened infringement of the Licensed Trademark in the Territory or any unfair competition, disparagement or other tortious act by any third party in relation to the Licensed Trademark or Royalty-Bearing Products in the Territory, then the party having such knowledge shall give notice to the other within ten (10) days of becoming aware of such infringement, unfair competition, disparagement or threatened infringement, unfair competition, disparagement or other tortious act.

         (ii) Watson shall have the right to take such action as it deems appropriate to protect and enforce the Licensed Trademark in the Territory, including but not limited to bringing an action, suit or other appropriate proceeding to prevent or eliminate the infringement of such Licensed Trademark, or the unfair competition, disparagement or other tortious act by any third party in relation to the Licensed Trademark or Royalty-Bearing Products in the Territory. RPPI agrees to cooperate with Watson in any reasonable manner in any such action, suit or proceeding, at Watson's expense, including joining as a party to such action, suit or proceeding, if necessary to maintain standing.

         (iii) Watson shall consult with RPPI with respect to its decision whether to take any action of the nature specified in Section 3.3(b)(ii), giving due consideration to RPPI's views with respect to the necessity or desirability of taking such action. Watson further agrees that it will take action of the nature specified in Section 3.3(b)(ii) if, in Watson's reasonable business judgment, after considering the value of the Licensed Trademark and the Royalty-Bearing Products and the cost of such action and giving due consideration to RPPI's right of reversion under Section 5.2 hereof, such action is commercially reasonable; provided, however, that nothing in this Section 3.3(b)(iii) shall in any way diminish or reduce Watson's obligations under
Section 3.5(a) hereof.

     (c) Watson acknowledges that as between Watson and RPPI the Licensed Trademark belongs to RPPI.

     (d) During the term of this Agreement and thereafter Watson shall not challenge RPPI's ownership in or right to use the Licensed Trademark or attempt to register the Licensed Trademark in its own name.

     3.4  Third Party Claims

     (a) If either party shall become aware of any action, suit or proceeding or threat of action, suit or proceeding, by a third party alleging that the use of the Licensed Trademark, or manufacture, use or sale of Royalty-Bearing Products in the Territory infringes a trademark or violates any other proprietary right of any third party, the party so aware shall promptly notify the other party of the same and fully disclose the basis therefor.

     (b) Watson shall use commercially reasonable efforts to defend such action, suit or proceeding within the Territory if in Watson's reasonable business judgment, after considering the value of the Licensed Trademark and Royalty-Bearing Products and the cost of each such action, suit or proceeding, and giving due consideration to RPPI's right of reversion under Section 5.2 hereof, such action, suit or proceeding is commercially reasonable; provided, however, that nothing in this Section 3.4(b) shall diminish or reduce Watson's obligations under Section 3.5(a) hereof. Watson will keep RPPI fully informed with respect to all significant aspects of such action, suit or proceeding. RPPI shall assist Watson, at Watson's expense, by providing information in the possession and control of RPPI and otherwise cooperating with Watson as may be reasonably necessary to such defense. RPPI shall have the right at any time, and at its expense, to consult with Watson with respect to any such action, suit or proceeding or to take control of such action, suit or proceeding should Watson elect not to defend or settle it. Watson shall not enter into any agreement or settle any action, suit or proceeding specified in this Section 3.4 without the express written consent of RPPI, which consent shall not be unreasonably withheld or delayed, if such agreement would in any way limit or reduce the nature or scope of Watson's or any other Person's rights with respect to the Licensed Trademark or the Royalty-Bearing Products at the time such agreement is executed or at a future date. All amounts awarded as damages, profits or otherwise in connection with any such litigation shall be paid to and become the sole property of Watson.

     3.5  Quality Control

     (a) Watson will use commercially reasonable efforts to advertise and promote the Royalty-Bearing Products, and to use the Licensed Trademark in connection with the distribution, advertising, marketing and sale of the Branded Versions, in the U.S.A., and such other countries in the Territory as Watson determines from time to time, all in accordance with the terms of this Agreement.

     (b) Watson and its Affiliates shall not use the Licensed Trademark in any manner which will tarnish or disparage the Licensed Trademark or otherwise have a material adverse effect upon the Licensed Trademark or the goodwill associated therewith.

     (c) The Licensed Trademark shall be used in substantially the same form as it was heretofore used by RPPI or its Affiliates in connection with the Product. In the event Watson or any of its Affiliates wishes to use the Licensed Trademark in a substantially different form, Watson shall submit such different form to RPPI for approval, which shall not be unreasonably withheld or delayed.

     (d) Watson agrees that the nature and quality of all Royalty-Bearing Products, and the advertising, packaging and other materials associated therewith, sold by Watson or any of its distributors bearing the Licensed Trademark shall be of a quality at least as high as the Product heretofore sold under the Licensed Trademark and the advertising, packaging and other materials heretofore associated therewith, as the case may be. Watson shall, and shall cause its Affiliates to, comply with applicable foreign, federal, state and local laws, rules and regulations in distributing, marketing, promoting, advertising, selling, storing and packaging the Royalty-Bearing Products, including without limitation all FDA Standards and all applicable portions of the Regulatory Approvals for the Royalty-Bearing Products.

     (e) RPPI shall have the following rights to exercise quality control over Watson's use of the License Trademark to assure itself of Watson's adherence to the standards set forth in Sections 3.5(b), (c) and (d):

         (i) Watson shall upon request by RPPI, from time to time, submit to RPPI a reasonable number of samples of any Royalty-Bearing Product and any packaging, advertising and other materials which bear or are used with the Licensed Trademark, provided however, that nothing in this Section 3.5 shall be deemed to give RPPI the right to preapprove, prior to the initial dissemination thereof, the advertising, packaging, and other materials used by Watson in connection with the Royalty-Bearing Products; and

         (ii) With respect to any Royalty-Bearing Product that RPPI does not manufacture or have manufactured for Watson, RPPI shall have the right, during regular business hours, after reasonable advance written notice to Watson, to undertake up to two (2) inspections per annum of any facilities used to manufacture or store such Royalty-Bearing Product.

     (f) In the event of a material breach of any of the quality control provisions set forth in this Section 3.5 by Watson or any of its Affiliates, RPPI shall provide Watson with written notice specifying in detail the nature of the alleged breach. Watson shall then have 60 business days, from its receipt of such notice, to cure the breach. If Watson fails to do so by the end of such 60-business day period, RPPI shall provide Watson with additional written notice of such failure and the parties shall then endeavor to cooperate and negotiate in good faith, for a period of 20 business days, their dispute concerning such alleged breach of the Agreement. If the parties do not resolve their dispute at the expiration of the foregoing negotiation period, RPPI shall be entitled to bring suit against Watson hereof seeking a declaratory judgment that Watson has materially breached this Agreement and injunctive relief as appropriate to prevent Watson's further breaches of the quality control provisions. Watson agrees that a material breach of the quality control provisions set forth in this Section 3.5 would constitute irreparable harm to RPPI, entitling RPPI to such injunctive relief appropriate under the circumstances

     3.6  Adverse Event Reports.

     Each of RPPI and Watson shall report to the other potentially serious alleged adverse drug experiences with respect to the Royalty-Bearing Products of which it becomes aware promptly and in no event later than five (5) days after initial receipt of the information by such party. Each such report shall identify lot numbers and customers affected, if known. Each of RPPI and Watson will report to the other party summaries of other adverse drug experiences with respect to the Royalty-Bearing Products of which it becomes aware every twelve (12) months. The terms of this Section 3.6 will survive the expiration or sooner termination of this Agreement.

                                   ARTICLE IV

                                Indemnification

     4.1 In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

         (a) Watson shall defend, indemnify and hold RPPI its Affiliates, and their respective officers, directors, agents, employees and shareholders (collectively, "RPPI Indemnitees") harmless, from and against, any and all losses, obligations, liabilities, penalties, and damages (including but not limited to compensatory and punitive damages), costs and expenses (including reasonable attorneys' fees), which the RPPI Indemnities may incur or suffer, and all deficiencies, actions (including without limitation, any proceedings to establish insurance coverage), claims, suits, legal, administrative, arbitration, governmental or other proceedings or investigations, and judgments, with which any of them may be faced arising out of (1) the manufacture (with respect to Royalty-Bearing Products not supplied by RPPI or any of its Affiliates, directly or indirectly), storage, handling or use of the Royalty-Bearing Products or the marketing, advertising, promotion, distribution or sale of the Royalty-Bearing Products by Watson and its Affiliates and other parties to which Watson or its Affiliates may grant marketing, sales and distribution rights under this Agreement; and (2) the enforcement by the RPPI Indemnitees of their rights under this Section 4.1(a).

         (b) If any action, claim, suit, proceeding or investigation arises as to which a right of indemnification provided in this Article IV applies, the RPPI Indemnitee in question (the "indemnified party"), shall promptly notify the party obligated under this Article IV to indemnify the indemnified party (the "indemnifying party") thereof in writing, and allow the indemnifying party and its insurers the opportunity to assume direction and control of the defense against such action, claim, suit, proceeding or investigation, at its sole expense, including without limitation, the settlement thereof at the sole option of the indemnifying party or its insurers to the extent that the indemnified party's liability is not thereby invoked. The indemnified party shall fully cooperate with the indemnifying party and its insurer in the disposition of any such matter and the indemnified party will have the right and option to participate in (but not control) the defense of any action, claim, suit, proceeding or investigation as to which this Article IV applies, with separate counsel at its election and cost. If the indemnifying party fails or declines to assume the defense of any such action, claim, suit, proceeding or investigation within thirty (30) days after notice thereof, the indemnified party may assume the defense thereof for the account and at the risk of the indemnifying party. The indemnifying party shall pay promptly to the indemnified party any losses, obligations, liabilities, penalties, damages, judgments, reasonable costs and expenses (including reasonable legal fees) to which the indemnity under this Article IV applies, as incurred.

     4.2 The provisions of this Article IV shall survive the expiration or sooner termination of the term of this Agreement.

                                   ARTICLE V

                  Term and Rights on Expiration or Termination

     5.1 The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2001.

     5.2 Upon the termination or expiration of this Agreement at a time when Watson shall not have theretofore exercised the Purchase Option: (i) all rights granted hereunder to Watson with respect to the Royalty-Bearing Products, and the Licensed Trademark shall revert to RPPI; (ii) Watson shall cease marketing, advertising, promoting, distributing and selling the Royalty-Bearing Products and using the Licensed Trademark; and (iii) Watson shall return to RPPI all written or other materials, including all preclinical and clinical research and development data, if any, relating to the Royalty-Bearing Products that is in the possession or control of Watson or its Affiliates; provided, however, that, unless RPPI or one of its Affiliates shall have elected to acquire all of the stock of Royalty-Bearing Products that Watson and its Affiliates possess or control or have bona fide commitments to purchase from third parties at a price equal to the amount Watson or such Affiliate paid or is committed to pay for the same, Watson and its Affiliates shall have one hundred eighty (180) days in which to sell out its stock of any Royalty-Bearing Products it possesses or has committed to purchase under this Agreement (it being understood that Watson's payment obligations to RPPI under this Agreement shall continue to apply to any such sales).

                                   ARTICLE VI

                                    Default

     6.1 The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:

         (a) Watson shall fail to pay to RPPI when due any licensing fee under
Section 2.2 above or any Royalty under Section 2.3 above, and such failure shall continue for more than sixty (60) days after notice thereof from RPPI; or

         (b) either party commits a material breach of this Agreement or the Manufacturing Agreement, or materially defaults in the performance or observance of any provision of this Agreement or the Manufacturing Agreement, and fails to remedy such breach or default within one hundred eighty (180) days after receipt of notice thereof.

                                  Article VII

                                    Remedies

     7.1 Immediately upon the occurrence of any Event of Default by RPPI pursuant to Section 6.1 hereof, then Watson shall have the right to terminate this Agreement, exercisable by delivering written notice thereof to RPPI, and/or to pursue any and all remedies available to it at law or in equity including, without limitation, the right to seek to recover from RPPI any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits, and direct damages); provided, however, that, without in any way limiting Watson's right to recover damages, RPPI shall not be obliged under any such circumstance to refund all or any portion of any licensing fee paid by Watson under Section 2.2 above.

     7.2 Immediately upon the occurrence of any Event of Default by Watson pursuant to Section 6.1 hereof, RPPI shall have the right to terminate this Agreement, exercisable by delivering written notice thereof to Watson, and/or to pursue any and all remedies available to it at law or in equity including, without limitation, the right to seek to recover from Watson any and all damages and losses of any nature whatsoever (including, without limitation, consequential damages, lost profits, and direct damage).

     7.3 The parties expressly acknowledge that the remedy provisions contained in this Article are reasonable, considering the intended nature and scope of this Agreement.

     7.4 Without limiting the indemnification rights set forth in Article IV hereof, if either party terminates this Agreement in accordance with the terms herein, the terminating party shall owe no statutory termination penalty or indemnity or other similar payment that might otherwise be due under local law to the terminated party on account of such termination.

     7.5 The obligations of RPPI and Watson under this Agreement shall be subject to any delays or non-performance caused by: acts of God, earthquakes, fires, floods, explosion, sabotage, riot, accidents; regulatory, governmental, or military action or inaction; strikes, lockouts or labor trouble; perils of the sea; or failure or delay in performance by third parties, including suppliers and service providers; or any other cause beyond the reasonable control of either party. The party which is not performing its obligations under this Agreement as a result of any such event of force majeure shall use commercially reasonable efforts to resume compliance with this Agreement as soon as possible.

                                  ARTICLE VIII

                          Certain Additional Covenants

     8.1 During the term of this Agreement, each of RPPI and its Affiliates shall:

         (a) Comply with, perform, observe and enforce in all material respects its obligations, if any, under the provisions of the Jago License Agreement to the extent such obligations survive as its respective responsibility after the Effective Date;

         (b) Provide Watson in a timely manner, but in no event less than thirty
(30) days following the request therefor, all information in RPPI's possession or control which Watson reasonably requests regarding the Royalty-Bearing Products in order to comply with applicable foreign, federal and state laws.

     8.2 During the term of this Agreement, each of Watson and its Affiliates shall:

         (a) Comply with, perform, observe and enforce in all material respects its obligations under the provisions of the Jago License Agreement to the extent such obligations are its respective responsibility after the Effective Date.

         (b) Provide RPPI in a timely manner, but in no event less than thirty
(30) days following the request therefor, all information in Watson's possession or control which RPPI reasonably requests regarding the Royalty-Bearing Product in order to comply with applicable foreign, federal and state laws.

                                   ARTICLE IX

                                 Miscellaneous

     9.1 In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have the authority to obligate the other party in any respect, and neither party shall hold itself out as having any such authority. All personnel of RPPI shall be solely employees of RPPI and shall not represent themselves as employees of Watson. All personnel of Watson shall be solely employees of Watson and shall not represent themselves as employees of RPPI.

     9.2 Neither RPPI nor Watson may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. No such assignment shall relieve assignor of any of its obligations or liabilities under this Agreement.

     9.3 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing contained herein shall give to any other Person any benefit or any legal or equitable right, remedy or claim.

     9.4 This Agreement may only be modified, amended or supplemented by an instrument in writing executed by RPPI and Watson.

     9.5 No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

     9.6 All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, air courier, or registered or certified mail, return receipt requested, addressed as follows:

If to Watson:                     If to RPPI:

Watson Laboratories, Inc.         c/o Rhone-Poulenc Rorer Pharmaceuticals Inc.
311 Bonnie Circle                 500 Arcola Road
Corona, California 91720          Collegeville, Pennsylvania 19426
Fax: (909) 270-1429               Fax: (610) 454-2294
Attn: Dr. Allen Chao              Attn: Senior Vice President and General
                                        Manager, the Americas

With copies to:                   With copies to:

D'Ancona & Pflaum                 Rhone-Poulenc Rorer Pharmaceuticals Inc.
30 North LaSalle, Suite 2900      500 Arcola Road
Chicago, Illinois 60602           Collegeville, Pennsylvania 19426
Fax: (312) 580-0923               Attn: General Counsel
Attn: Michel J. Feldman           Fax: (610) 454-3807

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such communication shall be deemed to have been delivered (i) when delivered, if delivered personally, (ii) when sent (with confirmation received), if sent by facsimile transmission on a business day, (iii) on the first business day after dispatch (with confirmation received), if sent by facsimile transmission on a day other than a business day, (iv) on the second business day after dispatch, if sent by air courier, and (v) on the fifth business day after mailing, if sent by mail.

     9.7 This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     9.8 The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 This Agreement and any claims, disputes or causes of action relating to or arising out of this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

     9.10 Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

     9.11 This Agreement and the other agreements contemplated hereby or thereby or executed concurrently herewith embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto and their respective Affiliates with respect thereto, including, without limitation, that certain letter of intent, dated May 20, 1997, between RPR and Watson. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the other agreements contemplated hereby or thereby other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other agreements contemplated hereby or thereby.

     9.12 Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first above written.


WATSON LABORATORIES, INC.                         RORER PHARMACEUTICAL
                                                  PRODUCTS INC.

By: ______________________                        By: _______________________
Its:_______________________                       Its:________________________